JETBLUE ANNOUNCES THIRD QUARTER RESULTS

NEW YORK (October 23, 2014) -- JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2014:

•	Operating income of $164 million in the third quarter. This compares to operating income of $152 million in the third quarter of 2013.

•	Pre-tax income of $132 million in the third quarter. This compares to pre-tax income of $119 million in the third quarter of 2013.

•	Net income for the third quarter was $79 million, or $0.24 per diluted share. This compares to JetBlue’s third quarter 2013 net income of $71 million, or $0.21 per diluted share.

“Today, we are pleased to report record third quarter earnings,” said Dave Barger, JetBlue’s Chief Executive Officer. “We saw improved profitability across our network, reflecting the success of our efforts to differentiate our product and culture and maintain competitive costs. I would like to thank our 15,500 crewmembers for their dedication to running a safe airline and delivering outstanding service to our customers.”

Operational Performance

JetBlue reported record third quarter operating revenues of $1.5 billion. Revenue passenger miles for the third quarter increased 5.9% to 10.1 billion on a capacity increase of 4.5%, resulting in a third quarter load factor of 86.2%, an increase of 1.2 points year over year.

Yield per passenger mile in the third quarter was 13.96 cents, up 0.9% compared to the third quarter of 2013. Passenger revenue per available seat mile (PRASM) for the third quarter 2014 increased 2.4% year over year to 12.03 cents and operating revenue per available seat mile (RASM) increased 1.4% year over year to 13.00 cents.

Operating expenses for the quarter increased 5.7%, or $75 million, over the prior year period. Interest expense for the quarter declined 7.8%, or $3 million, due to JetBlue’s focus on debt reduction. JetBlue’s operating expense per available seat mile (CASM) for the third quarter increased 1.2% year over year to 11.61 cents. Excluding fuel and profit sharing, CASM1 increased 2.6% to 7.13 cents.

“Our record results reflect the strength of our underlying business as we continued to drive margin improvement across our network,” said Robin Hayes, JetBlue’s President. “Our focus remains on improving results through ancillary revenue initiatives, cost control and profitable growth. We believe these efforts will drive improved returns for our shareholders.”

Fuel Expense and Hedging

JetBlue continued to hedge fuel to manage price volatility. Specifically, in the third quarter JetBlue had in place hedges for approximately 23% of its fuel consumption and managed approximately 7% of its fuel consumption using fixed forward price agreements (FFPs). This resulted in a realized fuel price of $3.05 per gallon, a 2.7% decrease over third quarter 2013 realized fuel price of $3.14. JetBlue recorded $1 million in losses on fuel hedges that settled during the third quarter.

JetBlue has managed approximately 34% of its fourth quarter projected fuel requirements using a combination of FFPs, jet fuel swaps and caps. Based on the fuel curve as of October 16th, JetBlue expects an average price per gallon of fuel, including the impact of hedges, FFPs and fuel taxes, of $2.80 in the fourth quarter.

Liquidity and Cash Flow
JetBlue ended the quarter with approximately $742 million in unrestricted cash and short term investments. In addition, JetBlue maintains $550 million in lines of credit.
During the third quarter, JetBlue repaid approximately $61 million in regularly scheduled debt and capital lease obligations. JetBlue plans to repay approximately $128 million in regularly scheduled debt and capital lease obligations in the remainder of 2014.
“Solid financial performance together with our continued focus on debt reduction allowed us to continue strengthening the balance sheet,” said Mark Powers, JetBlue’s Chief Financial Officer. “We believe this focus will allow us to grow and improve returns, enhancing long-term shareholder value.”
Fourth Quarter and Full Year Outlook
For the fourth quarter of 2014, CASM is expected to decline between (3.0)% and (1.0)% versus the year-ago period. Excluding fuel and profit sharing, CASM in the fourth quarter is expected to increase between 1.0% and 3.0% year over year.

CASM for the full year is expected to increase between 0.5% and 2.5% over full year 2013. Excluding fuel and profit sharing, CASM in 2014 is expected to increase between 2.5% and 4.5% year over year.

Capacity is expected to increase between 5.0% and 7.0% in the fourth quarter. For the full year, capacity is expected to increase between 4.0% and 6.0%.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 23, at 9:30 a.m. Eastern Time. A live broadcast of the conference call will be available via the internet at http://investor.jetblue.com.

About JetBlue
JetBlue is New York's Hometown Airline™ and a leading carrier in Boston, Fort Lauderdale/Hollywood, Los Angeles (Long Beach), Orlando and San Juan. JetBlue carries more than 30 million customers a year to 86 cities in the U.S., Caribbean, and Latin America with an average of 800 daily flights. New service to Curacao begins in December. With JetBlue, all seats are assigned, all fares are one-way, an overnight stay is never required and the first bag is included with your standard fare (subject to weight and size limits and exceptions for itineraries including flights marketed or operated by other airlines). For more information please visit JetBlue.com.
Notes

(1)
Consolidated operating cost per available seat mile, excluding fuel and profit sharing (CASM Ex-Fuel and Profit Sharing) is a non-GAAP financial measure that we use to measure our core performance.  Note A provides a reconciliation of non-GAAP financial measures used in this release and provides the reasons management uses those measures.

Forward Looking Statements
This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. When used in this document and in documents incorporated herein by reference, the words “expects,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; volatility in financial and credit markets which could affect our ability to obtain debt and/or lease financing or to raise funds through debt or equity issuances; increases and volatility in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy; our significant fixed obligations and substantial indebtedness; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization, work stoppages, slowdowns or increased labor costs; our reliance on a limited number of suppliers; our presence in some international emerging markets that may experience political or economic instability or may subject us to legal risk; reputational and business risk from information security breaches; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; a continuance of the economic recessionary conditions in the U.S. or a further economic downturn leading to a continuing or accelerated decrease in demand for domestic and business air travel; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2013 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2014	2013	Change		2014	2013	Change
OPERATING REVENUES
Passenger	$1,414	$1,321	7.0		$4,016	$3,729	7.7
Other	115	121	(5.1)		355	347	2.4
Total operating revenues	1,529	1,442	5.9		4,371	4,076	7.2

OPERATING EXPENSES
Aircraft fuel and related taxes	515	501	2.9		1,476	1,433	3.0
Salaries, wages and benefits	318	283	12.3		963	842	14.4
Landing fees and other rents	88	81	8.9		248	231	7.5
Depreciation and amortization	79	73	6.8		234	212	10.0
Aircraft rent	31	32	(3.5)		93	97	(3.8)
Sales and marketing	59	60	(0.7)		182	163	11.5
Maintenance materials and repairs	109	109	(0.5)		305	334	(8.8)
Other operating expenses	166	151	9.5		524	451	16.2
Total operating expenses	1,365	1,290	5.7		4,025	3,763	7.0

OPERATING INCOME	164	152			346	313

Operating margin	10.7%	10.5%	0.2	pts.	7.9%	7.7%	0.2	pts.

OTHER INCOME (EXPENSE)
Interest expense	(37)	(40)	(7.8)		(113)	(123)	(7.8)
Capitalized interest	4	4	20.7		11	11	1.0
Interest income and other	1	3	(89.2)		(2)	1	(232.9)
Gain on sale of subsidiary	—	—	—		241	—	100.0
Total other income (expense)	(32)	(33)	(4.2)		137	(111)	(223.3)

INCOME BEFORE INCOME TAXES	132	119			483	202

Pre-tax margin	8.6%	8.2%	0.4	pts.	11.0%	4.9%	6.1	pts.

Income tax expense	53	48			170	81

NET INCOME	$79	$71			$313	$121

EARNINGS PER COMMON SHARE:
Basic	$0.27	$0.25			$1.07	$0.43
Diluted	$0.24	$0.21			$0.93	$0.38

Weighted average shares outstanding (thousands):
Basic	290,547	280,935			292,946	280,443
Diluted	341,108	343,745			343,496	342,918

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,		Percent		September 30,		Percent
	2014	2013	Change		2014	2013	Change

Revenue passengers (thousands)	8,579	8,059	6.4		24,091	23,112	4.2
Revenue passenger miles (millions)	10,127	9,561	5.9		28,421	27,182	4.6
Available seat miles (ASMs) (millions)	11,752	11,252	4.5		33,558	32,133	4.4
Load factor	86.2%	85.0%	1.2	pts.	84.7%	84.6%	0.1	pts.
Aircraft utilization (hours per day)	12.0	12.2	(1.4)		11.9	12.1	(2.0)

Average fare	$164.80	$164.02	0.5		$166.70	$161.37	3.3
Yield per passenger mile (cents)	13.96	13.83	0.9		14.13	13.72	3.0
Passenger revenue per ASM (cents)	12.03	11.75	2.4		11.97	11.61	3.1
Operating revenue per ASM (cents)	13.00	12.82	1.4		13.02	12.68	2.7
Operating expense per ASM (cents)	11.61	11.47	1.2		11.99	11.71	2.4
Operating expense per ASM, excluding fuel (cents)	7.22	7.02	2.8		7.59	7.25	4.7
Operating expense per ASM, excluding fuel and profit sharing (cents) (a)	7.13	6.95	2.6		7.56	7.23	4.6
Airline operating expense per ASM (cents) (b)	11.61	11.33	2.5		11.88	11.57	2.7

Departures	77,205	74,206	4.0		220,274	211,701	4.0
Average stage length (miles)	1,082	1,085	(0.2)		1,088	1,088	—
Average number of operating aircraft during period	197.4	187.1	5.5		194.8	183.5	6.1
Average fuel cost per gallon, including fuel taxes	$3.05	$3.14	(2.7)		$3.09	$3.16	(2.1)
Fuel gallons consumed (millions)	169	160	5.6		477	454	5.2
Full-time equivalent employees at period end (b)					13,225	12,124	9.1

(a)	Refer to Note A, Consolidated operating cost per available seat mile, excluding fuel & profit sharing, at the end of our Earnings Release for more information on this non-GAAP measure.
(b)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations and no longer part of JetBlue from June 10, 2014

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in millions)
	September 30,	December 31,
	2014	2013
	(unaudited)

Cash and cash equivalents	$449	$225
Total investment securities	415	516
Total assets	7,741	7,350
Total debt	2,362	2,585
Stockholders' equity	2,386	2,134

SOURCE: JetBlue Airways Corporation

Note A - Non-GAAP Financial Measures

JetBlue sometimes uses non-GAAP measures that are derived from the Consolidated Financial Statements, but that are not presented in accordance with generally accepted accounting principles (“GAAP”). JetBlue believes these metrics provide a meaningful comparison of our results to others in the airline industry and our prior year results.  Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

Forward Looking Projections JetBlue is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be estimated at this time.

Net Income and Pre-Tax Income, excluding special items. JetBlue excludes special items from net income and pre-tax income because management believes the exclusion of these items is helpful to investors to evaluate the company’s recurring core operational performance in the periods shown. Therefore, we adjust for these amounts. Special items excluded in the tables below showing reconciliation of net income and pre-tax income include the gain on the sale of JetBlue’s wholly-owned subsidiary LiveTV, LLC due to the non-recurring nature of this item.

	NON-GAAP FINANCIAL MEASURE

	RECONCILIATION OF NET INCOME, INCOME BEFORE INCOME TAXES AND EPS EXCLUDING SPECIAL ITEMS

	(in millions, except per share amounts)
	(unaudited)

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2014	2013	2014	2013
		$	$	$	$

	Income before income taxes	$132	$119	$483	$202
	Less: Gain on sale of subsidiary	—	—	241	—
	Income before income taxes excluding special items	132	119	242	202
	Less: Income tax expense	53	48	170	81
	Add back: Income tax relating to gain on sale of subsidiary (c)	—	—	73	—
	Net Income excluding special items	$79	$71	$145	$121

	Earnings per common share excluding special items:
	Basic	$0.27	$0.25	$0.50	$0.43
	Diluted	$0.24	$0.21	$0.44	$0.38

(c)
The capital gain generated from the sale of LiveTV allowed JetBlue to utilize a capital loss carryforward which resulted in the release of a valuation allowance related to the capital loss deferred tax asset of $19 million.

Consolidated operating cost per available seat mile, excluding fuel and profit sharing (“CASM Ex-Fuel and Profit Sharing”). CASM is a common metric used in the airline industry. We exclude aircraft fuel and related taxes and profit sharing from operating cost per available seat mile to determine CASM Ex-Fuel and Profit Sharing. We believe that CASM Ex-Fuel and Profit Sharing provides investors the ability to measure financial performance excluding items beyond our control, such as (i) fuel costs, which are subject to many economic and political factors beyond our control, and (ii) profit sharing, which is sensitive to volatility in earnings. We believe this measure is more indicative of our ability to manage costs and is more comparable to measures reported by other major airlines.

NON-GAAP FINANCIAL MEASURE

RECONCILIATION OF OPERATING EXPENSE PER ASM, EXCLUDING FUEL AND PROFIT SHARING

(dollars in millions, per ASM data in cents)
(unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2014		2013		2014		2013
	$	per ASM	$	per ASM	$	per ASM	$	per ASM

Total operating expenses	$1,365	11.61	$1,290	11.47	$4,025	11.99	$3,763	11.71
Less: Aircraft fuel and related taxes	515	4.39	501	4.45	1,476	4.40	1,433	4.46
Operating expenses, excluding fuel	850	7.22	789	7.02	2,549	7.59	2,330	7.25
Less: Profit sharing	11	0.09	7	0.07	11	0.03	7	0.02
Operating expense, excluding fuel and profit sharing	$839	7.13	$782	6.95	$2,538	7.56	$2,323	7.23

CONTACTS
JetBlue Investor Relations
Tel: +1 718 709 2202
ir@jetblue.com

JetBlue Corporate Communications
Tel: +1 718 709 3089
corpcomm@jetblue.com